(logo) NATIONAL CANADA                                Two First Union Center
       BUSINESS CORP.                                 Suite 2020
       A NATIONAL BANK                                Charlotte, NC 28282
       OF CANADA SUBSIDIARY                           Telephone: (704) 372-0783
                                                      Fax:       (704) 335-0570


December 11, 1996

Mr. Ralph Dollander
President
NDC Automation, Inc.
3101 Latrobe Drive
Charlotte, NC 28211-4849

Dear Mr. Dollander:

Pursuant to our recent conversations and based on National Canada Business Corp.'s (NCBC) review of historical and financial information provided on NDC Automation, Inc. (hereinafter the "Borrower"), NCBC is pleased to offer the following financing proposal. Note: NCBC's funding of this proposed loan is conditioned upon: (i) the completion of a prefinance survey by NCBC, with the findings of that survey being acceptable to NCBC, ii) the final approval of NCBC's senior loan committee and iii) documentation of the loan described herein in a manner acceptable to NCBC.

1. NCBC proposes a $1,250,000.00 revolving line of credit (the "Line"). The Line will be secured by a first and otherwise unencumbered lien on Borrower's accounts receivable, inventory, and a $450,000.00 stand-by letter of credit issued by a Bank acceptable to NCBC. This will be an "On Demand" loan.

2. The cost of the Line to Borrower will be calculated as follows: i) the interest rate charged on the daily funded debt balance drawn under the Line will float at (a) National Bank of Canada's Prime Rate (currently 8.25%) + 1.50% and will be due monthly in arrears on that portion of the funded debt covered by the $450,000.00 stand-by letter of credit and (b) National Bank of Canada's Prime Rate (currently 8.25%) + 2.75% on the remaining portion of the funded debt and will be due monthly, in arrears, ii) a Transaction Fee calculated as 1.00% of the Line amount will be due at funding and annually thereafter, such annual fee will be reduced to 0.50% of the Line amount during those years in which the audited year-end results of the prior year reports profitable operations, iii) a $500.00 monthly Servicing Fee will be due the first day of each month, in advance and iv) a Field Exam Fee calculated at $500.00 per in-office day, plus associated expenses, will be due in arrears. (Note: Field Exams are normally done on a quarterly basis and take two to three days of in-office time.)

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


                              NDC Automation, Inc.
                                                                          Page 2

3.  NCBC proposes advance rates on pledged collateral as follows:

    i) Eighty percent (80%) on Eligible Accounts Receivable. Eligible Accounts Receivable are generally described as those created in the ordinary course of business in which NCBC has a first perfected security interest, that are less than ninety (90) days old from invoice date, not subject to offset, not due from a related party, not a foreign account receivable, not subject to the "50% Rule" and not otherwise deemed to be ineligible by NCBC. NCBC's total advance on the Project Division Accounts Receivable will not exceed $300,000.00.

    ii) Fifty percent (50%) on Qualified Inventory. Qualified Inventory is generally described as raw materials and finished goods in which NCBC has a first perfected security interest, that is not over stocked, obsolete or otherwise deemed to be unqualified by NCBC. NCBC's total advance on Qualified Inventory will not exceed $400,000.00.

4. Collections will be received through a financial institution lockbox/blocked account to be mutually agreed upon and deposited into a NCBC cash collateral account. NCBC will collect moneys on the date received in the lockbox/blocked account and credit Borrower's loan balance for those moneys on the date received. NCBC will assess a three (3) days float charge on moneys so applied.

5. An Inventory Buy-back Agreement, acceptable to NCBC, will be required on inventory supplied by Netzler & Dahlgren Co. AB.

6. Reporting procedures acceptable to NCBC related to changes in accounts receivable, inventory and loan balances will be implemented.

7. NCBC will require monthly company prepared financial statements and annual CPA audited financial statements.

8. Field examinations will be scheduled as determined by NCBC [approximately every ninety (90) days].

9. All legal fees, filing fees and other direct costs incurred by NCBC will be for Borrower's account.

10. Landlord waivers and/or mortgagee waivers acceptable to NCBC will be obtained for any premises where Borrower's collateral is located.

                              NDC Automation, Inc.
                                                                          Page 3

11. In the event that Borrower's loan is repaid in full and NCBC is required to release its security interest in pledged collateral prior to the passage of three (3) full years from the initial funding date of the Line, a Prepayment Premium will become due from Borrower payable to NCBC. The amount of such Prepayment Premium, should prepayment occur within the first year following funding, will be calculated as two percent (2.00%) of the Line amount. If repayment occurs during the second year following funding, the Prepayment Premium will be calculated as one percent (1.0%) of the Line amount.

To accept this proposal, please sign in the space provided and return this originally executed letter to NCBC no later than December 18, 1996. Under normal circumstances, NCBC expects to have internal loan approval by January
31, 1997. Include with this letter a deposit check for $10,000.00. This deposit will be: i) returned upon funding of the loan proposed herein, ii) returned, less NCBC's direct out-of-pocket expenses should NCBC be unable to issue its commitment or iii) retained by NCBC as full compensation for its efforts in this matter should NCBC issue its commitment for a loan substantially as described herein and Borrower choose not to close and find the loan by February 27, 1997.

NCBC is pleased to be able to make this proposal and looks forward to providing you with working capital to meet your financing needs. We hope this will be the start of a long and mutually beneficial relationship. Please feel free to call at (704) 372-0783 with any questions.

Sincerely,

/s/ Gregg Simpson

Gregg Simpson
Vice President


Accepted this 18th day of December, 1996

NDC Automation, Inc.

/s/ Ralph Dollander

Ralph Dollander, President

                    DEVELOPMENT AND DEMONSTRATION AGREEMENT

This document sets forth the agreement of the parties hereto for the development of an automated, laser guided vehicle ("AGV") system and the use of the AGV system by the parties as a demonstration unit.


1. DEVELOPMENT. Hyster Company ("Hyster"), NDC Automation, Inc. ("NDC") and Mentor AGVS, Inc. ("AGVS") shall jointly develop a laser guided demonstration AGV system. Hyster shall supply its current model Hyster AGV tow tractor.
NDC shall supply a NDC Lazerway laser kit that is compatible with and can be installed in and used with the Hyster tow tractor. AGVS shall provide software and engineering to integrate the two tractor and laser kit and shall assemble a fully functioning laser guided demonstration AGV system. The integration and assembly of the tow tractor, laser kit and software shall occur at AGVS's facilities in Mentor, Ohio. The developed AGV system will then be used by Hyster, NDC and AGVS as a demonstration unit with their respective customers. On termination of this agreement, AGVS shall dismantle and segregate the goods of each party that make up the AGV system and return them to their respective owners. No party hereto shall charge any other party any amount for the supplying of the goods or the performance of the services covered by this agreement.

2. TITLE; ENCUMBRANCES. Title to the goods supplies by each party shall remain solely and exclusively in the supplying party. Each party may install labels or other markings or identification to the goods it supplies, identifying the goods as belonging to that party. None of the parties shall permit or allow to attach or continue any lien, security interest or other encumbrance on or against the goods of another party.

3. USE OF DEMONSTRATION UNIT. The parties will cooperate to mutually schedule the use of the demonstration AGV system by each of them. The contemplation is that the demonstration AGV system will be shared equally by the parties during the term of this agreement.

4. TERM. This agreement shall terminate on November 30, 1997. The agreement may be terminated earlier by any one of the parties, but only if (a) that party cannot perform its obligations under the agreement for technical reasons, or (b) another party, after notice and failure to cure within 30 days of receipt of notice from the terminating party, is in default or breach of its obligations under this agreement or fails to perform in accordance with any time schedule mutually agreed to by all the parties.

5. FREIGHT AND RISK OF LOSS. The cost of freight to ship the goods to AGVS for integration and assembly shall be borne by the party to whom the goods belong. During the demonstration phase of this agreement, the party shipping the AGV system to another party shall be responsible for and pay the

DEVELOPMENT AND DEMONSTRATION AGREEMENT - Page 1
                                         - 29 -
related freight charges. Freight charges to return the goods of each party on termination of this agreement shall be borne by the party to whom the goods are returned in accordance with this agreement. As between the parties, each party shall bear the risk of loss to the goods which that party has supplied for the demonstration AGV system, from whatever cause, subject, however, to the indemnity provisions set forth below.

6. INFORMATION AND DOCUMENTS. Each party shall supply engineering, technical and product information and documents reasonably needed by the parties for the development and demonstration of the AGV system. The parties acknowledge that this information and documents are valuable assets of the party supplying the same. Except for such information and documents that are a matter of public record, in the public domain or lawfully obtained from another source by a non-supplying party, no party shall, during the term of this agreement or after its termination, disclose to any person or entity, other than its own employees on a need to know basis, and shall hold in confidence such information or documents as may be supplied to it, without the prior written consent of the supplying party. All such information and documents shall be the sole and exclusive property of the supplying party and shall be returned by the non-supplying parties, together with all copies thereof, to the supplying party immediately on the termination of this agreement. The parties agree that it would be difficult to measure the damage to a supplying party from any breach by a non-supplying party of the foregoing provisions on confidentiality, and that monetary damages would be an inadequate remedy for any such breach. Accordingly, if any non-supplying party breaches or takes steps preliminary to breaching these confidentiality provisions, the supplying party shall be entitled, in addition to all other remedies it may have at law or in equity, to an injunction or other appropriate orders to restrain any such breach, without showing or proving any actual damages have been sustained by the supplying party.

7. INDEMNITY. Each party to this agreement agrees to indemnify, defend and hold harmless the other parties hereto from and against any and all loss, damage, injury, liability (including strict tort liability), cost and expense (including attorneys' fees), claims and suits, of whatsoever nature or cause,
(a) resulting from or arising out of any default in or breach of this agreement by the indemnifying party, any conduct, act or omission of the indemnifying party in the performance of its obligations under this agreement or the indemnifying party's assembly, use, possession, maintenance, repair or demonstration of the AGV system, or (b) resulting from or arising out of any defects in materials or workmanship of the goods or services supplied or provided by the indemnifying party in connection with the performance of this agreement. The foregoing includes, without limitation, injury (including death) or damage to the person or property of the indemnifying party, the indemnified parties or any third party, and their respective employees, agents, officers and contractors.

DEVELOPMENT AND DEMONSTRATION AGREEMENT - Page 2

8. SALE OF DEMONSTRATION AGV SYSTEM. The demonstration AGV system may be sold or otherwise disposed of during the term of this agreement, whether to one of the parties hereto or to a fourth party, only with the consent of all the parties hereto. Prior to accepting any fourth party offer to purchase or otherwise acquire the demonstration AGV system, the disposing party shall obtain agreement from the other two parties hereto as to the portion of the proceeds of disposition to be paid to each party and the terms of payment. The proceeds of any resulting disposition shall be paid by the disposing party to the other two in accordance with such agreement.

9. COMPLIANCE WITH LAWS. Goods supplied hereunder by each party shall comply with all mandatory design and construction specifications of applicable laws and any rules, regulations orders or the like adopted thereunder. In the performance of any services hereunder each party shall likewise comply with all applicable laws and any rules, regulations, orders or the like adopted thereunder, including without limit social security and income tax withholding laws, workers' compensation, unemployment compensation laws, safety and health laws, environmental laws and building codes. Each party to this agreement shall indemnify, defend and hold harmless the other parties hereto from and against all claims, suits and actions and any resulting damages, fines, penalties, expenses (including attorneys' fees) and costs resulting from any failure of the indemnifying party to comply with the requirements of this paragraph.

10. ENTIRE AGREEMENT. This agreement is the full, final and complete expression of the agreement of the parties relating to its subject matter. It supersedes and replace all prior contracts, purchase orders and other agreements relating thereto, which shall be of no further force or effect. This contract may only be amended in a writing signed by all parties hereto.

In Witness Whereof, the parties have executed this agreement as of the 31st day of January, 1997.



MENTOR AGVS, INC.                       NDC AUTOMATION, INC.
/s/ Michael Urban                         /s/ Ralph Dollander

By                                      By
     Michael Urban                           Ralph Dollander
Title  Vice President                   Title  President

                          HYSTER COMPANY

                          /s/ Gary E. Sirianni
                          By
                              Gary E. Sirianni
                          Title   Manager, Warehouse Technology Group

DEVELOPMENT AND DEMONSTRATION AGREEMENT - Page 3

                               -  31 -